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                                                                    Exhibit 10.1


                                November 7, 2001

Mr. Bradley J. Carver
President & CEO
SafeScience, Inc.
31 St. James Ave., 8th Fl.
Boston, MA 02116

RE:   Amendment No. 2

Dear Brad:

As recently discussed with yourself and John Burns, Wayne State University ("WSU"), Barbara Ann Karmanos Cancer Institute ("KCI") (together, "Licensors") and SafeScience, Inc. ("Company") desire to effect the following amendment to the WSU-KCI-Company License Agreement, as amended, effective January 26, 2001 (the "Agreement"):

1. Section 3.1 (c) of the Agreement shall be amended and shall read in full as follows: "Licensee shall pay Licensors an additional license fee which shall constitute six percent (6%) of cash raised directly or indirectly for the benefit of Licensee, by Licensee or any entity affiliated in whole or in part with Licensee, and whether through debt, equity, or other means during the term of this Agreement, except as otherwise provided in this Section 3.1(c). In furtherance of the foregoing, but not by way of limitation, the additional fee payable under this Section 3.1(c) shall be paid on any Development Funding (as such term is defined in the Securities Purchase Agreement between Licensee and Elan International Services, Ltd. dated June 22, 2001) payments made by Elan International Services, Ltd. to SafeScience Newco, Ltd., but shall not be paid on any Development Funding payments made by Licensee to SafeScience Newco, Ltd. Such additional fee shall be paid in quarterly installments within forty-five
(45) days of the end of each calendar quarter, with each quarterly installment payment constituting six percent (6%) of cash raised directly or indirectly for the benefit of Licensee, by Licensee or any entity affiliated in whole or in part with Licensee, and whether through debt, equity, or other means during the immediately preceding calendar quarter. Once Licensee has raised at least $16,510,000 in cash raised directly or indirectly for the benefit of Licensee, by Licensee or any entity affiliated in whole or in part with Licensee, and whether through debt, equity, or other means during the term of this Agreement, Licensee shall pay the difference between $1,635,000 and the total additional license fee earned up to such date pursuant to this Section 3.1 (c) in equal amounts in cash monthly over the following six (6) months. If the Licensee raises less than $16,510,000 in cash raised directly or indirectly for the benefit of Licensee, by Licensee or any entity affiliated in whole or in part with Licensee, and whether through debt, equity, or other means during the term of this Agreement the Licensee shall owe no more nor no less than 6% of the cash raised. If the Licensee raises at least $16,510,000 cash raised directly or indirectly for the benefit of Licensee, by Licensee or any entity affiliated in whole or in part with Licensee, and whether through debt, equity, or other means during the term of this Agreement, total payments under this paragraph shall not exceed $1,635,000."

2. The second sentence of Section 2.6 of the Agreement shall be replaced in its entirety by the following: "Determination of diligence shall be made with reference to objective criteria, including, without limitation, Licensee's obligation to (i) raise at least sixteen million five hundred ten thousand dollars ($16,510,000.00) in cash through the issuance of securities, including but not limited to debt or equity, between the Effective Date and August 15, 2002, including at least five million dollars
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($5,000,000) in cash between November 7, 2001 and August 15, 2002 through the issuance of securities, including but not limited to debt or equity, from sources other than (x) Development Funding or other payments made by Elan International Services, Ltd. or its affiliates to SafeScience Newco, Ltd., or
(y) payments made by Elan International Services, Ltd. or its affiliates to Licensee that are the source of Development Funding or other payments by Licensee to SafeScience Newco, Ltd.; and (ii) introduce Licensed Products to the market within six (6) months following receipt of the necessary marketing approvals from the Food and Drug Administration ("FDA") and other appropriate regulatory agencies. The parties acknowledge that $6,510,000 of the $16,510,000 referenced in the foregoing clause (i) has already been raised by Licensee prior to November 7, 2001 and that the foregoing clause (i) is intended to express the intent of the parties that in the event Licensee does not raise at least ten million dollars ($10,000,000) in cash through the issuance of securities between November 7, 2001, and August 15, 2002, including at least five million dollars ($5,000,000) from sources other than clauses (x) and (y) above, that Licensors shall have the right to terminate the License Agreement from and after August 15, 2002 under Section 6.2 (a) of this Agreement, subject only to the thirty day cure period described therein."

3. A new Section 2.1 (c) shall be added to the Agreement which shall read in full as follows: "Licensors shall engage in, sponsor research of, or support the advancement of GBC-590 Material during the two (2) years following the Effective Date and any Improvements of the Licensed Products which result from such activities shall be incorporated into this Agreement."

4. In connection with the above amendments to the Agreement, the Company acknowledges and agrees that it shall pay one percent (1%) on the $5,875,000 (i.e., $58,750) raised by the Company between the Effective Date and July 31, 2001 within five business days of the date of this Amendment #2. In addition, the Company shall pay six percent (6%) on the $600,000 (i.e., $36,000) raised by the Company between July 31, 2001 and September 30, 2001 by November 14, 2001, and shall pay six percent (6%) on the $35,000 (i.e. $2,100) raised by the Company between September 30, 2001 and October 30, 2001 by February 14, 2002.

5. In connection with this Amendment No. 2 to the Agreement, the Company shall grant to each of the Licensors a warrant to acquire sixty-two thousand five hundred (62,500) shares of common stock (the "Warrants") in the Company, which Warrants shall vest ratably, on a quarterly basis, over a period of two (2) years, in equal portions commencing March 31, 2001. The Company shall file a registration statement on Licensors' behalf covering the shares issuable upon exercise the Warrants by March 1, 2002 and shall use its reasonable efforts to cause such registration statement to be declared effective by April 30, 2002. The exercise price of the Warrants shall be $1.15 and such Warrants shall have a term ending ten years from the Effective Date. Such Warrants shall cease vesting upon the date of termination of the Agreement if the Agreement is terminated by the Licensors or by the Company pursuant to Section 6.2(e) of the Agreement, provided that such portion of the Warrants already vested shall be otherwise exercisable in accordance with the terms of the Option. Licensor agrees that its sales of shares of stock of the Company issuable upon the exercise of the Warrants and the option granted pursuant to Section 3.2(c) of the Agreement shall be limited in any one trading day to no more than 10% of the average daily volume of the preceding 20 trading days, based on the daily volume as reported in the Wall Street Journal.

6. Except as expressly amended by this Amendment No. 2, all other terms and provisions of the Agreement shall remain in full force and effect (including
Section 9.6 (Counterparts)). Capitalized terms used in this Amendment No. 2 and not defined herein are used with the meaning ascribed to them in the Agreement. This Amendment No. 2 may be executed in one or more counterparts, each of which shall
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be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment No. 2 shall take effect as of January 26, 2001.

If the terms of this Amendment No. 2 are agreeable to Company, please have two copies of Amendment No. 2 executed on behalf of Company and forward them to my attention for signature on behalf of WSU.

                                Very truly yours,


                                  Fred Reinhart

AGREED AND ACCEPTED:

SAFESCIENCE, INC.                               WAYNE STATE UNIVERSITY

By: /s/ Bradley J. Carver                       By: /s/ Fred Reinhart
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Name:                                           Name:
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Title:                                          Title:
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BARBARA ANN KARMANOS CANCER INSTITUTE

By: /s/ William G. Bennett
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Name:
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Title:
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